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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 0-14280

                       FIRST FINANCIAL BANCORPORATION
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            (Exact name of registrant as specified in its charter)

      204 East Washington Street, Iowa City, Iowa 52240; (319) 356-9000
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $1.25 par value
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           (Title of each class of securities covered by this Form)

                                     None
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]                      Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii)     [ ]                      Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)      [ ]                      Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)     [ ]                      Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)      [X]


                                       1
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       (Approximate number of holders of record as of the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Ameribanc, Inc. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                                    AMERIBANC, INC., as successor by merger to FIRST FINANCIAL BANCORPORATION


DATE:  September 29, 1998           By: /s/ John W. McClure
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                                       John W. McClure, President